EMPLOYMENT AGREEMENT

BETWEEN

AMERICAN RESOURCES CORPORATION

AND

MARK JENSEN

JANUARY 1, 2018

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of January 2018, by and between American Resources Corporation, a Florida corporation, and including its wholly owned subsidiary Quest Energy, Inc. an Indiana corporation and all of its wholly owned subsidiaries (the "Company"), and Mark Jensen, 12505 Kelly Place, Fishers, Indiana, 46038 ("Executive").

-PRELIMINARY STATEMENTS- :

A. Executive has been employed by the Company as its Chief Executive Officer since June 11, 2015. The Company and Executive desire to enter into this Agreement to establish the terms and conditions of the employment for Executive by the Company as its Chief Executive Officer, and to provide that Executive will not engage in activities that are detrimental to the Company.

B. Executive acknowledges that the Company has acquired or developed certain proprietary information at considerable expense and that any unauthorized disclosure or use of this information would adversely affect the successful conduct of the Company's business.

NOW, THEREFORE, in consideration of the recitals and mutual promises contained herein, the parties hereto agree as follows:

AGREEMENT:

1. Employment. The Company hereby employs Executive as its Chief Executive Officer and Executive accepts employment by the Company and agrees to serve the Company as its Chief Executive Officer, upon the terms and conditions hereinafter set forth.

2. Term. The term of Executive's employment shall be for a period commencing on the date hereof and ending on December 31, 2019, and thereafter for additional periods of one year each unless and until Executive's employment terminates prior thereto as provided in Section 5 (the "Term"). At the end of the Term, the provisions of Sections 1, 2, 3, 4 and 5 shall no longer be applicable; however, the other provisions of this Agreement shall remain in full force and effect.

3. Duties; Standard Of Services. Executive shall be employed by the Company as its Chief Executive Officer, reporting only to the Board of Directors of the Company (the "Board"). Subject to review and directions by the Board, Executive shall have exclusive supervision and control over, and responsibility for: the oversight of the Company's executive operational and financial function. Executive shall also have such other powers and duties as the Board may reasonably prescribe, in writing, from time to time, provided such duties are consistent with his status as the Chief Executive Officer of the Company. For so long as he is employed hereunder, Executive shall (a) devote ample and adequate time and energy to the business and affairs of the Company, (b) perform his duties hereunder effectively, diligently, and to the best of his skill and ability, (c) use his best efforts, skill and ability to promote the interests of the Company, and (d) perform all duties that may be required of him by virtue of his position as the Chief Executive Officer of the Company.

4. Compensation and Benefits. For the services to be rendered by Executive hereunder, the Company shall, during the Term, pay compensation and provide benefits to Executive as follows:

(a) Annual Base Salary. The Company shall pay Executive a minimum annual base salary of $13,000 per month, payable weekly ("Base Salary"), less any withholdings of tax or other amounts required by law with respect to such Base Salary or any employee benefits provided to or for the benefit of Executive.

(b) Performance Bonus.

(i). Discretionary Quarterly Performance Bonus. The Company shall pay the Executive a Discretionary Quarterly Performance Bonus of up to $.64 per clean ton of coal mined. The payment of such bonus shall be in the sole discretion of the Company's management and/or applicable Board of Directors.

(ii). Payment of Discretionary Quarterly Performance Bonus. The Payment of the Discretionary Quarterly Performance Bonus shall be within ten (10) business days after the Company's internal financial statements are issued at the end of each quarter. The Company shall make appropriate withholdings of tax or other amounts required by law with respect to all Performance Bonus payments.

(iii). Discretionary Annual Performance Bonus. The Company shall pay the Executive a Discretionary Annual Performance Bonus of up to three times their Annual Base Salary as found in Section 4(a) of this Agreement. The payment of such bonus shall be in the sole discretion of the Company's management and/or applicable Board of Directors.

(iv). Payment of Discretionary Annual Performance Bonus. The Payment of the Discretionary Annual Performance Bonus shall be within ten (10) business days after the Company's internal financial statements are issued at the end of the calendar year. The Company shall make appropriate withholdings of tax or other amounts required by law with respect to all Performance Bonus payments.

(c) Stock Purchase Bonuses. Executives shall be allowed to participate in the Incentive Stock Option Plan as approved by the Board of Directors.

(d) Expenses. The Company shall reimburse Executive for his reasonable direct, out-of-pocket, ordinary and necessary business expenses incurred in the performance of his duties hereunder and for which Executive properly accounts in accordance with the Company's policy as established by the Board from time to time for its employees generally.

(e) Vacation; Sick Pay; Holidays. Executive shall be entitled to paid vacation during the Term in accordance with the Company's vacation policy for officers, generally. Executive shall also be entitled to all paid holidays given by the Company to its employees.

generally, and a reasonable number of paid sick days as determined by the Board from time to time.

(f) Benefits. Executive shall be eligible to participate in the employee benefit plans which the Company maintains from time to time for its executive employees generally. Participation in such plans shall be subject to the same eligibility requirements, in accordance with the same terms and conditions, as are applicable to other officers and employees of the Company. Nothing paid to the Executive under any employee benefit plan shall be deemed to be in lieu of the Annual Base Salary or Performance Bonus which is payable to Executive pursuant to the terms of this Agreement.

(g) Tuition Reimbursement Policy. Executive shall be eligible for tuition reimbursement for pre-approved higher education expenses. The goal of any course work is to increase the Executive's knowledge, skills and job effectiveness.

(h) Indemnification. The Company will, to the maximum extent permitted by law, indemnify and hold the Executive harmless against expenses, including reasonable attorney fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the Executive's actions or omissions taken within the scope of his employment on behalf of the Company. However, the Executive shall not be entitled to indemnification where his actions or omissions are a result of his gross negligence or willful misconduct. The Company will advance to the Executive any expense incurred in defending any such proceeding to the maximum extent permitted by law.

(i) Protection Against Personal Guarantees. Should the Executive be required to personally guarantee any debt(s) held by the Company, at any time in the past or future, the Company will first exhaust all of its assets to satisfy any personal guarantee(s) prior to the Executive being required to personally satisfy such debts.

5. Termination of Executive's Employment. The Term shall terminate, and Executive's employment with the Company shall terminate, upon the first to occur of the following events:

(a) Death. The death of Executive.

(b) Disability. Executive is under a "disability," which for purposes of this Agreement shall mean a physical or mental condition which (x) renders Executive incapable of performing his duties as provided by Section 3 in a manner reasonably satisfactory to the Board, and which continues for a period of more than 90 days (whether or not consecutive) during any 180-day period, or (y) results in Executive being eligible for long-term disability benefits under any long-term disability program provided by the Company or any disability income insurance policy under which Executive is an insured or (z) results in Executive being eligible for long-term disability benefits under the Social Security Act.

(c) For Cause. The Board reasonably determines that Executive shall be discharged for "Cause," which for purposes of this Agreement shall mean the following:

(i) dishonesty by Executive which materially and adversely affects the Company or any customer of or supplier to the Company;

(ii) conduct by Executive which has brought the Company into substantial public disgrace or substantial disrepute;

(iii) a material breach of any term, provision, representation or warranty of Executive under this Agreement which fails to be cured by Executive within a reasonable period of time;

(iv) any material misconduct by Executive in the performance of his duties hereunder which fails to be cured by Executive within a reasonable period of time; or

(v) any material neglect by Executive of his duties hereunder; provided, that if any breach, misconduct or neglect described in (iii), (iv) or (v), above, is capable of remedy, a written notice and an opportunity to cure such breach, misconduct or neglect shall be afforded Executive, and, in such event, cause shall exist for Executive's discharge only if (x) Executive shall fail to cure such breach, misconduct or neglect within a reasonable period after notice, or (y) if such breach, misconduct or neglect is timely cured, Executive shall thereafter repeat such breach, misconduct or neglect.

(d) Notice. The Executive, at any time after December 31, 2017, gives written notice to the Company that the Term will end no less than 90 days after the receipt of the notice by the Company.

6. Benefits Upon Termination of Employment or Expiration of the Term.

(a) Termination During Term For Cause. If, prior to the expiration of the Term, Executive's employment is terminated for Cause pursuant to Section 5(c)., Executive (or, in the event of Executive's death or disability, his estate or personal representative) shall be entitled to receive his Base Salary and benefits accrued (but unpaid) at the time of termination under Section 5.

(b) Termination During Term For Other Than Cause. If, prior to the expiration of the Term, Executive's employment is terminated pursuant to Section 5, other than for Cause pursuant to Section 5(c), Executive (or, in the event of Executive's death or disability, his estate or personal representative) shall be entitled to receive:

(i) Payment of any portion of his Base Salary then in effect, which is earned but unpaid as of the date of termination, Annual Stock Purchase Bonuses, and benefits accrued (but unpaid) at the time of termination under Section 5; and

(ii) Payment of (A) Performance Bonus, if earned, for the quarter and year of termination of employment, determined in accordance with Section 4(b) from the beginning of the applicable Performance Bonus Period to the last day of the month in which his employment terminates, less any interim amounts paid to him as installments on the Performance Bonus and (B) the Annual Stock Purchase Bonuses as they become due and payable thereafter

(determined without regard to the termination of the Term or the date provided for the expiration of the Term pursuant to this Agreement).; and

(iii) Severance payment, which shall be equal to the Executive's then Base Salary under this Agreement, payable in monthly installments commencing on the first day of the month coinciding with or next following the date of termination; and

(c) Change in Control. If during the term of the contract, there is a change in control event involving any of the companies or subsidiaries of American Resources Corporation, the contract shall stay in force with the surviving operating entity; and

(d) Expiration of the Term. Upon termination of Executive's employment solely by reason of the expiration of the Term, Executive shall be entitled to receive:

(i) Base Salary then in effect, Annual Stock Purchases Bonuses, and benefits accrued (but unpaid) at the time of expiration of the Term; and

(ii) Performance Bonus, if earned, for the year in which the Term expires, determined in accordance with Section 4(b) from the beginning of the applicable Bonus Period to the last day of the month in which the Term expires, less any interim amounts paid to him as installments on the Performance Bonus; and

(iii) payments of the Annual Stock Purchase Bonuses as they become due and payable thereafter (without regard to the expiration of the Term).

(e) Limitation of Payments Upon Termination. Except as otherwise provided in Sections 6(a)., 6(b). and 6(c)., the Company shall have absolutely no obligation to make any payments to Executive, his estate, personal representative, heirs, or beneficiaries, and shall have absolutely no liability to Executive, his estate, personal representative, heirs, or beneficiaries, upon expiration of the Term or upon the sooner termination of Executive's employment pursuant to Section 5.

7. Miscellaneous.

(a) Affiliate. As used herein, the term "Affiliate" shall mean a corporation or other entity controlled by, controlling or under common control with the Company.

(b) Binding Agreement. This is a contract for personal service by Executive and shall not be assigned by Executive. Except as above provided, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns. The term Company, as used in this Agreement, shall also include any successors or assigns of the Company, or any surviving corporation to any merger, consolidation or combination of the Company with any other corporation or other entity.

(c) Waiver. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

(d) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an amendment in writing signed by Executive and the Company and approved by the Board. Except for accrued but unpaid compensation and benefits as of the date hereof, all prior agreements or understandings concerning Executive's employment by the Company or its predecessor are hereby canceled and superseded by this Agreement.

(e) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If it shall be determined at any time by any court of competent jurisdiction that any provision of this Agreement or any portion thereof is unreasonably restrictive or unenforceable, then such portions as shall have been determined unreasonably restrictive or unenforceable shall thereupon be deemed to be so amended as to make such restrictions reasonable in the determination of such court, and the provisions, as so amended, shall be enforceable between the parties to the same extent as if such amendment had been made prior to the date of any alleged breach of such provision. Notwithstanding the foregoing, each party hereto agrees that it has reviewed the provisions of this Agreement, and that the same, taken as a whole, are fair and reasonable.

(f) Headings. The headings contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement in construing or interpreting the provisions hereof.

(g) Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Indiana, without giving effect to any conflict of law, rule or principle that might require the application of the laws of another jurisdiction.

(h) Dispute Resolution.

(i) In General. If any dispute shall arise between the Executive and the Company as to their rights or liabilities under this Agreement, the dispute shall be exclusively determined, and the dispute shall be settled in the manner set forth herein,

(ii) Mediation. The parties agree to attempt to resolve any dispute, claim or controversy arising out of or relating to this Agreement by mediation, which shall be conducted under the then current mediation procedures of The CPR Institute for Conflict Prevention & Resolution or any other procedure upon which the parties may agree. The parties further agree that their respective good faith participation in mediation is a condition precedent to pursuing any other available legal or equitable remedy, including litigation, arbitration or other dispute resolution procedures.

(iii) Litigation. In the event mediation does not resolve the matters between the parties, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be governed by and construed solely and exclusively

in accordance with the laws of state of Indiana without regard to any statutory or common-law provision pertaining to conflicts of laws Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

AMERICAN RESOURCES CORPORATION

ATTEST:

By: ______________________
Thomas M. Sauve, President

AGREED:

____
Mark C. Jensen, Chief Executive Officer